Exhibit 99.1

                                                       Press Release

Universal Display Contact:

Darice Liu

investor@oled.com

media@oled.com

+1 609-964-5123

Universal Display Corporation Announces Third Quarter 2020 Financial Results

EWING, N.J. – October 29, 2020 – Universal Display Corporation (Nasdaq: OLED), enabling energy-efficient displays and lighting with its UniversalPHOLED® technology and materials, today reported financial results for the third quarter ended September 30, 2020.

“We are pleased to report solid third quarter 2020 results,” said Sidney D. Rosenblatt, Executive Vice President and Chief Financial Officer of Universal Display. “Beginning in July, we saw a pick-up in customer orders and UniversalPHOLED shipments and that strength has continued. Looking to the near-term, while ongoing uncertainties related to the COVID-19 pandemic persist, we believe OLED panel momentum will continue in the fourth quarter. Based on our current estimates, we believe 2020 revenues will be approximately in the range of $385 million to $400 million.”

Rosenblatt continued, “For 2021, we expect meaningful growth to resume as new OLED production comes online, new OLED consumer electronic models are launched, and customers continue to advance their OLED commercialization plans. The flexibility and versatility of OLEDs continue to broaden the imagination and transform the definition of what a consumer product can be. As the OLED industry continues to gain strong traction across the landscape of small, medium and large displays, we remain focused on expanding and deepening our leadership position and enabling our customers and the OLED ecosystem.”

Financial Highlights for the Third Quarter of 2020

•

Total revenue in the third quarter of 2020 was $117.1 million as compared to $97.5 million in the third quarter of 2019. The increase in revenue was due to higher material sales as a result of stronger demand in the OLED display market. The full extent of the impact of the on-going COVID-19 pandemic on our operational performance remains uncertain and will depend on many factors including the timing, extent and duration of the pandemic, the development and availability of effective treatments and vaccines, and the impact on the global economy and demand for OLED consumer products.

•	Revenue from material sales was $68.7 million in the third quarter of 2020 as compared to $51.8 million in the third quarter of 2019.
•	Revenue from royalty and license fees was $44.6 million in the third quarter of 2020 as compared to $43.0 million in the third quarter of 2019.
•	Cost of material sales was $20.8 million in the third quarter of 2020 as compared to $15.2 million in the third quarter of 2019.
•	Operating income was $48.4 million in the third quarter of 2020 as compared to operating income of $40.8 million in the third quarter of 2019.

•	Net income was $40.5 million or $0.85 per diluted share in the third quarter of 2020 as compared to $37.0 million or $0.78 per diluted share in the third quarter of 2019.

Revenue Comparison

($ in thousands)	Three Months Ended September 30,
	2020	2019
Material sales	$68,709	$51,837
Royalty and license fees	44,550	43,015
Contract research services	3,820	2,663
Total revenue	$117,079	$97,515

Cost of Materials Comparison

($ in thousands)	Three Months Ended September 30,
	2020	2019
Material sales	$68,709	$51,837
Cost of material sales	20,849	15,245
Gross margin on material sales	47,860	36,592
Gross margin as a % of material sales	70%	71%

Financial Highlights for the First Nine Months of 2020

•

Total revenue in the first nine months of 2020 was $287.3 million as compared to $303.4 million in the first nine months of 2019. The decrease in revenue was mainly due to the weakened demand for emitter product from our customers during the three-month period ended June 30, 2020 as a result of the COVID-19 pandemic. As discussed above, the ultimate full extent of the impact of the pandemic on our operational performance remains uncertain.

•

Revenue from material sales was $167.2 million in the first nine months of 2020 as compared to $182.7 million in the first nine months of 2019. Revenue from royalty and license fees was $110.0 million in the first nine months of 2020 as compared to $112.2 million in the first nine months of 2019.

•

Cost of material sales was $51.3 million in the first nine months of 2020 as compared to $50.2 million in the first nine months of 2019. Included in the cost of material sales was an inventory reserve charge of $808,000 in the first nine months of 2020 as compared to a charge of $4.2 million in the first nine months of 2019.

•	Operating income was $91.7 million in the first nine months of 2020 as compared to $123.9 million in the first nine months of 2019.
•	Net income was $79.5 million or $1.67 per diluted share in the first nine months of 2020 as compared to $111.9 million or $2.36 per diluted share in the first nine months of 2019.

Revenue Comparison

($ in thousands)	Nine Months Ended September 30,
	2020	2019
Material sales	$167,211	$182,661
Royalty and license fees	110,008	112,222
Contract research services	10,105	8,565
Total revenue	$287,324	$303,448

Cost of Materials Comparison

($ in thousands)	Nine Months Ended September 30,
	2020	2019
Material sales	$167,211	$182,661
Cost of material sales	51,337	50,201
Gross margin on material sales	115,874	132,460
Gross margin as a % of material sales	69%	73%

2020 Guidance

The Company believes that its 2020 revenue will be approximately in the range of $385 million to $400 million.  Along with the uncertainties resulting from the COVID-19 pandemic, the OLED industry remains at a stage where many variables can have a material impact on its growth, and the Company thus caveats its financial guidance accordingly.

Dividend

The Company also announced a fourth quarter cash dividend of $0.15 per share on the Company’s common stock. The dividend is payable on December 31, 2020 to all shareholders of record on December 15, 2020.

Conference Call Information

In conjunction with this release, Universal Display will host a conference call on Thursday, October 29, 2020 at 5:00 p.m. Eastern Time. The live webcast of the conference call can be accessed under the events page of the Company's Investor Relations website at ir.oled.com. Those wishing to participate in the live call should dial 1-877-524-8416 (toll-free) or 1-412-902-1028. Please dial in 5-10 minutes prior to the scheduled conference call time. An online archive of the webcast will be available within two hours of the conclusion of the call.

About Universal Display Corporation

Universal Display Corporation (Nasdaq: OLED) is a leader in the research, development and commercialization of organic light emitting diode (OLED) technologies and materials for use in display and solid-state lighting applications.  Founded in 1994, the Company currently owns, exclusively licenses or has the sole right to sublicense more than 5,000 patents issued and pending worldwide.  Universal Display licenses its proprietary technologies, including its breakthrough high-efficiency UniversalPHOLED® phosphorescent OLED technology that can enable the development of low power and eco-friendly displays and solid-state lighting. The Company also develops and offers high-quality, state-of-the-art UniversalPHOLED materials that are recognized as key ingredients in the fabrication of OLEDs with peak performance.  In addition, Universal Display delivers innovative and customized solutions to its clients and partners through technology transfer, collaborative technology development and on-site training.

Headquartered in Ewing, New Jersey, with international offices in China, Hong Kong, Ireland, Japan, South Korea and Taiwan, and wholly-owned subsidiary Adesis, Inc. based in New Castle, Delaware, Universal

Display works and partners with a network of world-class organizations. To learn more about Universal Display Corporation, please visit https://oled.com/.

Universal Display Corporation and the Universal Display Corporation logo are trademarks or registered trademarks of Universal Display Corporation.  All other company, brand or product names may be trademarks or registered trademarks.

# # #

All statements in this document that are not historical, such as those relating to the impact of the COVID-19 pandemic on the Company and otherwise, the Company’s technologies and potential applications of those technologies, the Company’s expected results and future declaration of dividends, as well as the growth of the OLED market and the Company’s opportunities in that market, are forward-looking financial statements within the meaning of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements in this document, as they reflect Universal Display Corporation’s current views with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated. These risks and uncertainties are discussed in greater detail in Universal Display Corporation’s periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission, including, in particular, the sections entitled “Risk Factors” in Universal Display Corporation’s Annual Report on Form 10-K for the year ended December 31, 2019 and subsequent Quarterly Reports on Form 10-Q. Universal Display Corporation disclaims any obligation to update any forward-looking statement contained in this document.

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UNIVERSAL DISPLAY CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(in thousands, except share and per share data)

	September 30, 2020	December 31, 2019
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$162,620	$131,627
Short-term investments	510,048	514,461
Accounts receivable	99,350	60,452
Inventory	84,098	63,953
Other current assets	30,038	21,946
Total current assets	886,154	792,439
PROPERTY AND EQUIPMENT, net of accumulated depreciation of $68,423 and $57,276	96,830	87,872
ACQUIRED TECHNOLOGY, net of accumulated amortization of $147,903 and $132,468	75,364	90,774
OTHER INTANGIBLE ASSETS, net of accumulated amortization of $5,807 and $4,768	11,033	12,072
GOODWILL	15,535	15,535
INVESTMENTS	5,000	5,000
DEFERRED INCOME TAXES	31,978	30,375
OTHER ASSETS	103,067	86,090
TOTAL ASSETS	$1,224,961	$1,120,157
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$9,626	$13,296
Accrued expenses	33,692	49,022
Deferred revenue	138,391	97,333
Other current liabilities	1,051	1,857
Total current liabilities	182,760	161,508
DEFERRED REVENUE	51,657	47,529
RETIREMENT PLAN BENEFIT LIABILITY	52,900	51,117
OTHER LIABILITIES	58,008	48,554
Total liabilities	345,325	308,708
SHAREHOLDERS’ EQUITY:
Preferred Stock, par value $0.01 per share, 5,000,000 shares authorized, 200,000 shares of Series A Nonconvertible Preferred Stock issued and outstanding (liquidation value of $7.50 per share or $1,500)	2	2
Common Stock, par value $0.01 per share, 200,000,000 shares authorized, 49,008,915 and 48,852,193 shares issued, and 47,643,267 and 47,486,545 shares outstanding, at September 30, 2020 and December 31, 2019, respectively	490	489
Additional paid-in capital	628,051	620,236
Retained earnings	307,144	249,003
Accumulated other comprehensive loss	(14,767)	(16,997)
Treasury stock, at cost (1,365,648 shares at September 30, 2020 and December 31, 2019)	(41,284)	(41,284)
Total shareholders’ equity	879,636	811,449
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,224,961	$1,120,157

UNIVERSAL DISPLAY CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
REVENUE	$117,079	$97,515	$287,324	$303,448
COST OF SALES	23,378	17,286	58,480	57,172
Gross margin	93,701	80,229	228,844	246,276
OPERATING EXPENSES:
Research and development	20,814	16,787	61,708	51,449
Selling, general and administrative	13,579	12,623	45,129	40,531
Amortization of acquired technology and other intangible assets	5,494	5,493	16,474	16,469
Patent costs	2,095	1,659	5,591	5,145
Royalty and license expense	3,293	2,837	8,195	8,828
Total operating expenses	45,275	39,399	137,097	122,422
OPERATING INCOME	48,426	40,830	91,747	123,854
Interest income, net	1,029	2,748	4,444	8,336
Other income, net	262	53	634	740
Interest and other income, net	1,291	2,801	5,078	9,076
INCOME BEFORE INCOME TAXES	49,717	43,631	96,825	132,930
INCOME TAX EXPENSE	(9,217)	(6,669)	(17,355)	(21,054)
NET INCOME	$40,500	$36,962	$79,470	$111,876
NET INCOME PER COMMON SHARE:
BASIC	$0.85	$0.78	$1.67	$2.36
DILUTED	$0.85	$0.78	$1.67	$2.36
WEIGHTED AVERAGE SHARES USED IN COMPUTING NET INCOME PER COMMON SHARE:
BASIC	47,227,061	46,980,439	47,182,625	46,947,109
DILUTED	47,260,331	47,013,919	47,212,660	46,983,901
CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.15	$0.10	$0.45	$0.30

UNIVERSAL DISPLAY CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(in thousands)

	Nine Months Ended September 30,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$79,470	$111,876
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of deferred revenue and recognition of unbilled receivables	(112,508)	(101,079)
Depreciation	11,147	8,958
Amortization of intangibles	16,474	16,469
Change in excess inventory reserve	808	4,155
Amortization of premium and discount on investments, net	(4,293)	(4,528)
Stock-based compensation to employees	19,807	10,697
Stock-based compensation to Board of Directors and Scientific Advisory Board	1,133	1,126
Deferred income tax benefit	(2,242)	(2,633)
Retirement plan expense	4,242	4,379
Decrease (increase) in assets:
Accounts receivable	(38,898)	(22,645)
Inventory	(20,953)	8,074
Other current assets	(2,854)	(4,602)
Other assets	(8,721)	(10,259)
Increase (decrease) in liabilities:
Accounts payable and accrued expenses	(19,633)	(1,827)
Other current liabilities	(806)	5,587
Deferred revenue	144,200	113,849
Other liabilities	9,454	149
Net cash provided by operating activities	75,827	137,746
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(19,213)	(25,317)
Purchases of intangibles	(25)	(401)
Purchases of investments	(604,153)	(648,006)
Proceeds from sale of investments	613,310	590,550
Net cash used in investing activities	(10,081)	(83,174)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	869	658
Repurchase of common stock	—	(649)
Payment of withholding taxes related to stock-based compensation to employees	(14,293)	(15,920)
Cash dividends paid	(21,329)	(14,142)
Net cash used in financing activities	(34,753)	(30,053)
INCREASE IN CASH AND CASH EQUIVALENTS	30,993	24,519
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	131,627	211,022
CASH AND CASH EQUIVALENTS, END OF PERIOD	$162,620	$235,541
The following non-cash activities occurred:
Unrealized gain on available-for-sale securities	$451	$227
Common stock issued to Board of Directors and Scientific Advisory Board that was earned and accrued for in a previous period	300	300
Net change in accounts payable and accrued expenses related to purchases of property and equipment	(892)	(168)